COGDELL SPENCER INC.
CODE OF BUSINESS CONDUCT AND ETHICS
Purpose and Scope
Since its founding, Cogdell Spencer Inc. and its subsidiaries (collectively, the “Company”) have required that all their employees maintain the highest level of integrity in their dealings on behalf of the Company, in their dealings with the Company, and in everything affecting the Company’s relationships with its physician-tenants banks, with its security holders and with others with whom the Company does business. The Company believes the high level of integrity with which it conducts its affairs has been a major factor in the Company’s success.
This Code of Business Conduct and Ethics (“Code”) is intended to document the principles of conduct and ethics to be followed by the Company’s employees, officers and directors, including its principal executive officer, its principal financial officer and its principal accounting officer. Its purpose is to:
•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting to an appropriate person or committee of violations of this Code;

•	Promote accountability for adherence to this Code;

•	Provide guidance to employees, officers and directors to help them recognize and deal with ethical issues;

•	Provide mechanisms to report unethical conduct; and

•	Help foster the Company’s longstanding culture of honesty and accountability.
The Company will expect all its employees, officers and directors to comply at all times with the principles in this Code. Violations of this Code by an employee or officer are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution.

Fair Dealing
•	Each officer and employee will at all times deal fairly with the Company’s customers, suppliers, competitors and employees. While we expect our employees to try hard to advance the interests of the Company, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

•	No officer and employee is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.
Compliance with Laws, Rules and Regulations
•	Directors, officers and employees are expected to comply at all times with all applicable laws, rules and regulations.

•	Directors, officers and employees are required to comply with the Company’s Policy Statement for Directors, Officers and Employees on Trading Securities, and with all other policies applicable to them that are adopted by the Company from time to time.

•	Directors, officers and employees must cooperate fully with those individuals responsible for preparing reports filed with the Securities and Exchange Commission and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.
Conflicts of Interest
•	Definition: A “conflict of interest” occurs when an individual’s private interest is different from the interests of the Company as a whole. Conflict situations include:
(1)	Action or Inaction: When a director, officer or employee, or a member of his or her family, will benefit personally from something the director, officer or employee does or fails to do that is not in the best interests of the Company;

(2)	Objectivity: When a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively;

(3)	Personal Benefits: When a director, officer or employee, or a member of his or her family, receives personal benefits from somebody other than the Company as a result of his or her position in the Company which are not generally available to all the Company’s employees, or at least to all employees in the same area of work or the same geographic area. Loans to, or guarantees of obligations of, directors, officers or employees by persons with whom the Company does business are of special concern;

(4)	Competing Activities: When a director, officer or employee engages in any activity that is competitive with the business activities and operations conducted from time to time by the Company.

•	Specific Situations: The following rules apply to specific situations that involve, or may involve, conflicts of interest:
(1)	Transactions with the Company: No director, officer or employee, or member of the immediate family (defined below in paragraph 5) of any director, officer or employee, may enter into any transaction with the Company or its subsidiaries other than on market terms or under policies, such as favorable financing terms, available to all such persons. Any exceptions to this policy must have written approval from the President of the Company.

(2)	Confidential Information and Trade Secrets: During the period of a director’s, officer’s or employee’s employment or affiliation with the Company and at all times subsequent thereto, the current or former director, officer or employee will refrain from publishing or disclosing, or authorizing anyone else to publish or disclose, any confidential information or trade secrets relating to the business of the Company or any of its subsidiaries or affiliates obtained by the director, officer or employee while employed by or associated with the Company. All records, papers and documents kept or made by a director, officer or employee relating to the business of the Company or any of its subsidiaries or affiliates shall be and remain the property of the Company and, at the request of the Company, shall be surrendered to the Company upon termination of the director’s, officer’s or employee’s employment or affiliation.

(3)	Other Business Activities: Except as discussed in the Company’s prospectus dated October 26, 2005 or as may be permitted by a person’s employment agreement with the Company, no full-time employee will engage in any part-time employment, business consulting arrangements or other business activities which could interfere with the employee’s duties and obligations to the Company without written approval from the President of the Company.

(4)	Competing Activities: No director, officer or employee will engage in any activity that is competitive with the business activities and operations conducted from time to time by the Company, except as discussed in the Company’s prospectus dated October 26, 2005, or as may be permitted by such person’s employment agreement with the Company.

(5)	Transactions with Family Members: Where a member of the immediate family (parent, parent-in-law, spouse, child, or son or daughter-in-law, or any other adult relative living in the same household) of any director, officer or employee is involved in a transaction with the Company, all payments, commissions, fees, or other remuneration to such family member must be disclosed to and approved in advance by the President of the Company.

(6)	Exchange of Benefits: No director, officer or employee may solicit or accept any money, gift, favor, service, or other tangible or intangible benefit or service from any employee of the Company or any subcontractor, vendor or other person with which the Company does business, even if it is otherwise permitted by this Code, in exchange for anything involving the performance of the person’s responsibilities on behalf of the Company, or under circumstances that might impair the director’s, officer’s or employee’s independent judgment as to what is in the best interests of the Company.
•	Avoidance: Director, officers and employees must do everything they reasonably can to avoid conflicts of interest or actions or relationships that give the appearance of conflicts of interest.

•	Reporting: If a situation that creates a conflict of interest or the appearance of a conflict of interest arises, the person involved must promptly report it (1) if the person involved is a director or the principal executive officer of the Company, to the Audit Committee of the Company’s Board of Directors and (2) if the person involved is someone other than a director or the principal executive officer of the Company, to the President of the Company.

If a director, officer or employee becomes aware of a situation that he or she believes involves a conflict of interest by another director, officer or employee, the person who becomes aware of the situation must promptly report it to (1) the President of the Company, or (2) the head of the division within which the particular employee or officer works. Any report of a situation that is made to the President or to the head of a division will be passed on to the Audit Committee of the Company’s Board of Directors or the President of the Company, as applicable. When there is any question of whether a conflict of interest is present and should be disclosed, all employees, officers and directors should resolve any doubt in favor of full disclosure.

•	Exceptions: The Company recognizes that the foregoing procedures may not give due respect to the specifics of a particular situation. In the event a situation arises in which a director, officer or employee believes the foregoing procedures should not be applied, the director, officer or employee should seek the advice, in writing, of the President of the Company.

•	Remedial Actions: In any instance in which a director, officer or employee becomes involved in a situation that involves a conflict or interest, or an appearance of one, he or she must work with the Audit Committee of the Company’s Board or the President of the Company, as applicable, to devise an arrangement by which:
(1)	that committee (or its designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest,

(2)	the director, officer or employee who has a conflict of interest will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest,

(3)	it is ensured that the director, officer or employee who has a conflict of interest will not profit personally from the situation that causes the conflict of interest and

(4)	every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.
Conflicts Records
The President of the Company, shall keep written records of all findings and matters brought before him or the Audit Committee of the Board of Directors regarding conflicts of interest.
Corporate Opportunities
•	No director, officer or employee will:
(1)	take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

(2)	make it possible for somebody other than the Company to take advantage of an opportunity in any of the Company’s areas of business of which the director, officer or employee becomes aware in the course of his or her activities on behalf of the Company, unless the Company has expressly decided not to attempt to take advantage of the opportunity;

(3)	otherwise use corporate property, information, or position for personal gain; or

(4)	compete with the Company generally or with regard to specific transactions or opportunities.
•	Directors, officers and employees owe a duty to the Company to advance the Company’s legitimate interests whenever the opportunity to do so arises.
Confidentiality
•	Directors, officers and employees must maintain the confidentiality of all information entrusted to them by the Company or its customers that is treated by the Company or its customers as confidential, except when disclosure is authorized by the Company or is legally mandated.

•	Confidential information includes all information that may be of use to the Company’s competitors, or that could be harmful to the Company or its customers, if disclosed.

•	Directors, officers and employees must comply with all confidentiality policies adopted by the Company from time to time and with confidentiality provisions in agreements to which they or the Company are parties.
Protection and Proper Use of Company Assets
•	Directors, officers and employees must take all reasonable actions in their power to protect the Company’s assets and ensure their efficient use by the Company.

•	Directors, officers and employees will use the Company’s assets only for the Company’s legitimate business purposes.
Change in or Waiver of the Code
•	Any waiver of any provision of this Code must be approved:
(1)	With regard to any director, the chief executive officer of the Company, the chief financial officer of the Company or the President of the Company, by the Board of Directors (but without the involvement of any director who will be personally affected by the waiver) or by a committee consisting entirely of directors who will not be personally affected by the waiver.

(2)	With regard to any other officer or employee, by the President of the Company.
•	No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Company’s reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver.

•	The Company will disclose any change in this Code or any waiver of this Code in a filing with the Securities and Exchange Commission, or in another manner that complies with applicable Securities and Exchange Commission rules, and the Company will make any other disclosures of changes in, or waivers of, this Code, that are required by law or by the rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.
Compliance
•	Directors, officers and employees must report promptly any violations of this Code of which they become aware (including any violations of the requirement of compliance with law) to the person to whom conflicts of interest involving the person who violated this Code would be reported as described under “Conflicts of Interest — Reporting.” In addition, any violation of this Code shall be reported to the Audit Committee of the Company’s Board of Directors. Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

•	The identity of the employee who reports a possible violation of this Code by another employee will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law.

•	Possible violations of this Code may be reported orally or in writing and may be reported anonymously.

•	The Company will not allow retaliation for reports of possible violations of this Code made in good faith.
Terms Used in this Code
•	Any reference in this Code to the Company or to an employee of the Company is to Cogdell Spencer Inc. and all its subsidiaries or to an employee employed by Cogdell Spencer Inc. or any of its subsidiaries.

•	Any reference in this Code to a director or officer of the Company is to a director or officer of Cogdell Spencer Inc. It does not refer to a person who is an officer of a subsidiary unless the person is regularly involved in setting policy for Cogdell Spencer Inc. and its subsidiaries, and therefore in fact functions as an officer of Cogdell Spencer Inc. For the purposes of this Code, a person who is employed by the Company and serves as an officer of a subsidiary will be treated as an employee, but not an officer, of the Company.